Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-260807 and 333-249542 on Form S-3 and Registration Statement Nos. 333-213589, 333-161151 and 333-177572 on Form S-8 of our reports dated February 23, 2023, relating to the consolidated financial statements and financial statement schedules of WEC Energy Group, Inc. and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of WEC Energy Group, Inc. for the year ended December 31, 2022.

/s/DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 23, 2023